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                                                                  Exhibit 99.4

           LETTER TO SECURITIES DEALERS, COMMERCIAL BANKS, BROKERS,
                      TRUST COMPANIES AND OTHER NOMINEES

                            WESTAR INDUSTRIES, INC.

                                                                    May __, 2001

To Securities Dealers, Commercial Banks, Brokers, Trust Companies and Other
Nominees:

          We are sending you this letter in connection with the distribution (the "Rights Offering") of non-transferable rights ("Rights") to purchase shares of Westar Industries, inc. ("Westar Industries") common stock, par value $.01 per share (the "Common Shares"). We have described the Rights and the Rights Offering in the enclosed prospectus and evidenced the Rights by a Rights Certificate registered in your name or the name of your nominee.

          Each holder of common stock, stock options and restricted share units, other than ourself and foreign stockholders, ("Eligible Holder") of Western Resources, Inc. ("Western Resources") as of May 9, 2001 will receive one Right for every six shares of Western Resources common stock or every six shares of underlying stock options and restricted share units held on the record date, provided that each such eligible shareholder will receive at least one right. Each Right carries a basic subscription privilege (the "Basic Subscription Privilege") which entitles the Eligible Holder to purchase one Share of Common Stock at the subscription price of $10 per share (the "Subscription Price"). In addition to the Basic Subscription Privilege, an Eligible Holder may subscribe for additional Shares of Common Stock at the Subscription Price per share (the "Over-Subscription Privilege"). The amount of additional Shares of Common Stock for which an Eligible Holder may subscribe pursuant to the Over-Subscription Privilege is the higher of (1) five times the number of Rights such holder received in the Rights Offering and (2) 100 Shares of Common Stock. No fractional Rights, fractional Common Stock or cash in lieu thereof will be distributed or paid by Westar Industries, but rather Westar Industries will round down the number of Rights distributed to each Eligible Holder to the nearest whole number, provided that each Eligible Holder will receive at least one Right. An aggregate of up to 12,250,000 Shares of Common Stock will be distributed in connection with the Rights Offering.

          Westar Industries will pay to brokers 10 cents for each Common Stock purchased upon the exercise of Rights (including Shares of Common Stock purchased pursuant to the Over-Subscription Privilege) by a beneficial owner of up to 5,000 shares of Western Resources common stock on the Record Date, as well as any Oversubscribed Privilege.
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                                      -2-



          We are asking you to contact your eligible clients for whom you hold Western Resources common stock registered in your name or in the name of your nominee to obtain instructions with respect to the Rights. We have enclosed several copies of the following documents for you to use:

      1. A form letter which may be sent to your eligible clients for whose accounts you hold Western Resources common stock registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Rights;

     2.   The Prospectus;

     3. A Rights Certificate (if your shares are registered in your name);

     4.   The Instructions as to Use of Rights Certificate;

     5.   A Notice of Guaranteed Delivery;

     6.   A Nominee Holder Certification Form; and

     7. A return envelope addressed to Alpine Fiduciary Services, Inc., the Subscription Agent.

          We request that you act promptly. The Rights will expire at 5:00 p.m. New York City Time on July 13, 2001, unless extended by us (the "Expiration Date").

          TO EXERCISE RIGHTS, PROPERLY COMPLETED AND EXECUTED RIGHTS CERTIFICATE(S) (UNLESS THE GUARANTEED DELIVERY PROCEDURES ARE COMPLIED WITH) AND PAYMENT IN FULL FOR ALL RIGHTS EXERCISED MUST BE DELIVERED TO THE SUBSCRIPTION AGENT AS INDICATED IN THE PROSPECTUS AND THE INSTRUCTIONS PRIOR TO THE EXPIRATION DATE.

          In the case of Rights that are held of record through Depository Trust Company ("DTC"), you may exercise the Subscription Privilege by instructing DTC to transfer Rights from the DTC account of the Rights holder to the DTC account of Alpine Fiduciary Services, Inc., the Subscription Agent, together with payment of the Subscription Price for each Share of Common Stock subscribed for pursuant to the Subscription Privilege.

          You may obtain additional copies of the enclosed materials and may request assistance or information from the Information Agent, Georgeson Shareholder Communications Inc., at (212) 440-9800.

                                    Very truly yours,
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                                      -3-

                                                GEORGESON SHAREHOLDER
                                                SECURITIES CORPORATION



          YOU ARE NOT AN AGENT OF WESTAR INDUSTRIES, INC., ALPINE FIDUCIARY SERVICES, INC., GEORGESON SHAREHOLDER SECURITIES CORPORATION, GEORGESON SHAREHOLDER COMMUNICATION INC. OR ANY OTHER PERSON WHO IS DEEMED TO BE MAKING OR WHO IS MAKING OFFERS OF RIGHTS OR COMMON STOCK IN THE RIGHTS OFFERING, AND YOU ARE NOT AUTHORIZED TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.